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                                                               EXHIBIT 10.2

                             CONTRACT OF EMPLOYMENT

         The undersigned, namely :

         1. THE PRIVATE LIMITED COMPANY 'PREMIER NR.1 WATERBEDDEN B.V.', with its corporate office at Winterswijk, represented by Mr. C.A.R. Bongers, Managing Director, who shall also be referred to as : "the employer"; and
         2 XXXXXXX residing at XXXX, who shall also be referred to as : "the employee" :

         HEREBY DECLARE THAT THEY ARE AGREED AS FOLLOWS :

         ART. 1 FUNCTION
         The employee shall be employed with the employer in the capacity of marketing executive, for field service.

         His duties shall include the sale of the products of the employer throughout The Netherlands.
         The employee must make an average of 8 to 14 appointments/visits per day per week during normal working hours.
         If in the exclusive discretion of the employer, it is necessary to do so in the interest of the company, the employee must make visits to the planned appointees on a maximum of 3 Saturdays per month.

         "Sale of products" shall mean the supply of post-codes (and preparatory) address material for telemarketing purposes, and the fixing of five appointments per week on the employee's own account, if the employer deems it necessary. For each appointment made on his own account, for which delivery is not made, per week, the employer will be entitled to impose an extra target of fl. 1500/- on the employee per month.
         The parties agree that if in the opinion of the employer, it is necessary in the interests of the company to do so, other activities may be assigned to the employee.

         ART. 2 DURATION OF CONTRACT AND PROBATIONARY PERIOD
         This contract of employment is entered into for a period of 4 months, starting from the XXXXXX, and shall therefore come to an end by operation of law, and without there being any need to issue notice of termination of contract, on the XXXXXX. The first month of this contract of employment shall be the legally allowed probationary period as agreed between the parties.
         The employee must, either at the commencement of the period or at the latest within 3 weeks of the same, submit to the employer an official certificate of good conduct.

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         ART.3 SALARY, LEAVE PAY, EXPENSE ALLOWANCE AND PENSION PAYMENTS
         The employee shall receive a gross monthly salary of fl. 3000/- per month, to be paid on the last day of the calendar month.

         The expense allowance shall be a maximum of fl. 150/- per month.
         The telephone/fax allowance will be fl. 100/- per month, of which a part will be taxable. Appointments made on holidays will be accounted for in proportion to the number of days worked, and the same shall also apply to leave pay.
         The extra leave allowance shall be 8% of the gross annual salary, to be paid in the month of June, or at the end of service.

         It is obligatory for the employee to participate in the company Salary Savings Scheme which has been set up for the purchase of an annuity.

         ART. 4 CAR
         Paragraph 1 :
         A car will be made available to the employee for the purposes of carrying out his activities, at the sole discretion of employer.
         Such car may be used by the employee for personal use as well, in keeping with conventional standards of reasonableness and moderation. All the maintenance costs of the car will be borne by the employer, subject to the condition that the employee shall pay the sum of fl. 200/-, net, to the employer for the use of the car, which sum will be deducted automatically from his salary, and which sum may be revised by the employer if the circumstances require the same.
         The above mentioned amount shall be treated as a compensation for kilometres run for personal use by the employee within the framework of the employee's tax contributions. For contributions for own risk insurance, see Annex.
         The car must be brought back to the workplace of the employer by the employee himself within 24 hours on request being made for the same by the employer for the first time. This must not only be done on the termination of the employment, but also during the currency of the contract of employment, if the same is necessary in the opinion of the employer. It is mandatory for the employee to be present while the condition of the car is being examined; such examination for damage or other similar eventualities will be carried out immediately after hand-over. If damage to the car, or other irregularities are found, an inspection report must be prepared.
         If the employee uses his own car, he will be paid a maximum of f 0.50 per k.m., subject to a maximum of f. 1500/- per calendar month.

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         Paragraph 2 :
         If the driving licence of the employee is confiscated by the police in connection with a serious traffic violation, then irrespective of whether the employee gets back his licence within a short or long period of time, or whether the employee has wilfully committed a serious traffic violation, or in cases where the employee has been guilty of less serious traffic violations on several occasions, the employer may terminate the contract of employment with the employee, or he may release/have himself released from the contract taking into account the fact that the non-availability, or the expected non-availability of the employee to the employer may cause the employer substantial losses, and in such case all the damages to the car arising from the same will be borne by the employee, to the extent not covered by the insurance company.

         ART. 5 CONTRACT POLICY AND COMMISSIONS
         All the new marketing executives will be included in the Standard League class, and shall have a basic salary of f. 3000/- gross per month. The minimum sales turnover expected is 4 to 7 orders per month (in a month of 4 weeks)
         If the sale and the marketing executives satisfy the expectations of the company, the marketing executives will be offered a fresh contract for six months, and he shall be included under the Classis League.
         The expectations of the company shall relate not only to growth in sales, but also personal growth and development of the marketing executive as well.
         For details of the calculation of commissions : see Annex
         TARGET :
         The target amounts to one net sale per week. In a month consisting of 4 weeks, the target will be four net sales. If less than one net sale is made per week, no commission will be paid. The target shall be subject to being carried forward, which is to say, that if a target is not met within the previous month, it will be carried forward to the next month, and must be made up in such subsequent period.
         For sales which are not realised on the basis of appointments made by the employee himself, one net sale will be deducted from the sales qualifying for commissions.
         The target and commission will be calculated on the basis of the number of orders, in which each order must be of an average minimum of f 12,350/-, excluding Value Added Tax (VAT).
         SALES COMMISSIONS :
         The sales commissions will be paid on NET sales.
         Payments of commission will be made according to the attached commission calculation chart.

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         The net sales are sales which cumulatively satisfy the following conditions:
         -    The order is not cancelled by the client;
         -    The client gives his full support for the execution of the order.
         -    The order must be approved by Lease Mij.
         -    The orders submitted must be complete in all respects.

         IN ADDITION, 85% OF THE ORDERS MUST BE CAPABLE OF DELIVERY AS SOON AS POSSIBLE!
         If the employee has to repay any excess commissions and high-performance bonus to the employer, the same may be adjusted against commissions and/or salaries due to the employee. HIGH-PERFORMANCE BONUS :
         High-performance bonuses are intended to provide an extra incentive to the employee, with the understanding that it is based on the average turnover of the League in question (see Annex) over a period of six months.
         If it appears that at the end of the contract of employment, the stated sales are not achieved, the employer shall have the right, to adjust the earlier mentioned excess commission and/or bonuses paid against the employee's account against salaries and/or commissions due to the employee.
         The employer reserves the right to change the commission and/or target commissions, if the same is justified or required in the interests of the company, at the sole discretion of the employer.
         `Target' shall mean the booking of one order per month on the basis of an appointment made by the employee himself. If there are unrealised reference sales, the employer may add a required extra turnover of
         f. 12,350/- and/or one bed in the target for each month.

         The commission-related target of one bed shall only apply for calculating the turnover eligible for commission, and not as a test criterion for measuring the performance of the employee.

         The average turnover which will be taken as a basis for evaluation for evaluating the performance of the employee, for example in connection with taking a decision as to whether the service contract of a particular employee will be continued or not, will be the average turnover of the entire group of marketing executives within a test period, and not the above mentioned commission-related target.

         The employer shall have the right, if the payment of an order goes into default, whether due to the cancellation of the order or otherwise, to adjust the commission which has been credited in excess against other commission items, or to demand repayment of such commission paid in excess.
         If there is a dispute between employees as regards to whom the commission for a particular order is due, the employer shall have the right to withhold the pay-out of such commission until such dispute is resolved.
         If the parties in dispute do not settle the same within 14 days amicably, the employer shall have the right to take a final decision, and to allot the commission to one of the parties, or to divide the same between the parties.

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         ART. 6 ABSTINENCE FROM COLLABORATING WITH COMPETITORS
         Paragraph 1 :
         The employee undertakes that he will not sell, whether directly or indirectly, or even be associated with the sale of articles included in the product range of Premier NR.1 Waterbedden B.V., manufactured by parties other than Premier NR.1 Waterbedden B.V., during the course of this contract of employment.
         The above mentioned prohibition shall also apply to articles which are similar, identical or related to the articles coming under the product range of Premier NR.1 Waterbedden B.V., as well as to other articles. In addition, the employee is also prohibited to carry out work for parties other than Premier NR.1 Waterbedden B.V., without the express prior permission in writing of the employer, in any manner or any basis whatsoever, whether on salaried basis or otherwise, against sharing of profit/gains or otherwise, and also hereby binds himself to devote all his energy and working capability exclusively for the benefit of Premier NR.1 Waterbedden B.V.

         Paragraph 2 :
         The employee is expressly prohibited from running, in the Netherlands, any type of business which is identical or similar to that of Premier NR.1 Waterbedden B.V., whether by himself or through others, whether directly or indirectly, whether through financial support or by any other means, or to have any interest in such a business, during the currency of this contract of employment, and also within a period of one year after the conclusion of this contract of employment.
         The employee is also expressly prohibited to be employed within the Netherlands for a company or business which is identical, similar or related to Premier NR.1 Waterbedden B.V., either during the currency of this agreement, or within a period of one year after the termination of this contract of employment, whether or not on the basis of a contract of employment, whether full time or part time, whether or not for profit, or to provide services, whether directly or indirectly, whether for profit or not, to such company, or to have an interest in such a company, financial or otherwise, direct or indirect, in any form or under any name or title whatsoever.

         Paragraph 3 :
         If one or more of the prohibitions contained in paragraph 1 and /or 2 are violated, the employee will be immediately liable to pay, without there being any need for the employer to issue a notice of default, or a summons, a penalty of fl. 1,000/- per day for each day in which he acts, or has acted, in violation of the provisions contained in the preceding paragraphs.

         Paragraph 4 :

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         The employee declares his specific agreement to the above mentioned articles, and since he is fully aware of the fact that the product of Premier NR.1 Waterbedden B.V., and the marketing strategy and sales techniques used by it have been developed by it on its own, at considerable expense and effort, and are therefore so valuable and peculiar in nature, the employee hereby agrees that after he has obtained knowledge of the same during his tenure with Premier NR.1 Waterbedden B.V., these techniques will not be made available to a competitor.

         ART. 7 OVERTIME
         The employee declares that he is well aware of, and also fully accepts, the fact that overtime is involved in his job. He declares that he is willing to do overtime work.
         Compensation for overtime will be treated as already having been included in the agreed salaries, commissions and other emoluments.

         ART. 8 TRAINING AND COURSES
         The employee declares his willingness to participate in the training and other courses organised by the employer. The employer shall ensure that the employee obtains the necessary knowledge and expertise about his products.
         The costs of the same will be borne by the employer, with the understanding that the employee shall pay an amount equal to fl. 2500/- to the employer if at the instance of the employee, the relationship of employer-employee comes to an end within four months.

         ART. 9 OWN RISK
         The employee is prohibited to work on his own account, and also to issue discounts to clients without the written consent of the employer.

         ART. 10 SICKNESS
         In the case of sickness the employee shall have no right to salary for the first two days of absence. Thereafter, the standard legal provisions will apply, which shall in principle consist in the payment of 70% of the fixed salary, without commission. As regards other related matters, the provisions of the Annex relating to sick leave compensation shall be applicable.

         ART. 11 CONFIDENTIALITY
         The employee is bound to keep confidential all matters relating to the products, the management, marketing, administration practices of the company, such as these may be, even after the expiry of this contract, on pain of the payment of a penalty of Fl. 100,000/- in respect of each violation.

         ART. 12 LEAVE
         The employee shall have 22 leave days per year. 15 of these must be availed of in the summer vacation granted by the employer, during which the employee shall have three consecutive weeks free, except in the case of extra-ordinary circumstances.

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         Thus made out in duplicate and signed at Winterswijk on the XXXXXX.

         Signature                                      Signature

         ............................              ............................

         Premier NR.1 Waterbedden B.V.             Name in block letters.

         C.A.R. Bongers, Managing Director. XXXXX, the employee.